EXHIBIT 99.1

FOR RELEASE: Monday, May 6, 2024 at 4:30 PM (Eastern)

QUAINT OAK BANCORP, INC. ANNOUNCES FIRST QUARTER EARNINGS

 Southampton, PA – Quaint Oak Bancorp, Inc. (the “Company”) (OTCQB: QNTO), the holding company for Quaint Oak Bank (the “Bank”), announced today net income for the quarter ended March 31, 2024 of $873,000, or $0.36 per basic and diluted share, compared to net income of $563,000, or $0.26 per basic and $0.25 per diluted share for the same period in 2023.

           Robert T. Strong, President and Chief Executive Officer stated, “I am pleased to report that net income for the three months ended March 31, 2024, was $873,000. This, when compared to net income for the same period of one year ago represents a 55.1% increase.”

          Mr. Strong added, “As previously reported, our intention to reduce investment in two of our subsidiary companies that had become less productive considering the Federal Reserve rate increases, has culminated in the sale of the Bank’s 51.0% interest in Oakmont Capital Holdings, LLC. Additionally, we have exited our investment in Quaint Oak Real Estate, LLC with the transfer of that company’s agents into another local active real estate agency. These actions will have the effect of eliminating additional losses from these two entities moving forward.”

          Mr. Strong continued, “Additionally, a substantial reduction in loans held for sale during the period has provided a significant realignment of the Bank’s balance sheet when compared to the same period of one year ago. Leveraged financing has been reduced by $136.3 million as of March 31, 2024 compared to March 31, 2023, cash and cash equivalents are $146.3 million as of March 31, 2024, and the Bank’s Total Risk-Based Capital Ratio is 13.61% at this period end.”

          Mr. Strong commented, “Much has been written concerning the potential effect of the remote working environment on commercial office space along with the anticipated effect that the significant rise in interest rates would have, within such a short timeframe, on businesses. We have experienced minor delinquencies and minimal default in our loan portfolio, however, well within manageable levels. Comparing March 31, 2023 to March 31, 2024, our non-performing loans as a percent of total loans receivable, net has increased from 0.25% to 1.28%, our non-performing assets as a percent of total loans receivable, net has increased from 0.19% to 1.00%, and our Texas Ratio has moved from 2.73% to 12.0%.”

          Mr. Strong concluded, “As a result of the first quarter performance and as recently announced, the Board of Directors declared a dividend for the first quarter of $0.13 per share payable on May 6, 2024, to the shareholders of record at the close of business on April 22, 2024. As always, our current and continued business strategy focuses on maintaining healthy capital ratios coupled with long-term profitability and payment of dividends, each of which reflect our strong commitment to shareholder value.”

On March 29, 2024, Quaint Oak Bank sold its 51% interest in Oakmont Capital Holdings, LLC (“OCH”). The decision was based on a number of strategic priorities and other factors. As a result of this action, the Company classified the operations of OCH as discontinued operations under ASC 205-20. The Consolidated Balance Sheets and Consolidated Statements of Income present discontinued operations for the current period and retrospectively for prior periods.

Also on March 29, 2024, the Company discontinued the operations of Quaint Oak Real Estate, LLC (“Quaint Oak Real Estate”), a 100% owned subsidiary of the Bank. Quaint Oak Real Estate was engaged in the real estate brokerage business. The Bank agreed to cease operations of Quaint Oak Real Estate and discontinue utilizing the services of the real estate agents it had been doing business with and had developed relationships with.

Net income amounted to $873,000 for the three months ended March 31, 2024, an increase of $310,000, or 55.1%, compared to net income of $563,000 for the three months ended March 31, 2023.  The increase in net income on a comparative quarterly basis was primarily the result of an increase in non-interest income of $2.0 million, an increase in interest income of $1.2 million, and a decrease in non-interest expense of $183,000, partially offset by an increase in interest expense of $1.4 million, an increase in the provision for credit losses of $744,000, an increase in net loss from discontinued operations of $501,000, and an increase in the net provision for income taxes of $204,000.

          The $1.4 million, or 26.3%, increase in interest expense for the three months ended March 31, 2024 over the comparable period in 2023 was driven by a $2.5 million, or 70.5%, increase in interest on deposits, primarily attributable to an increase in rate on interest-bearing checking accounts to 5.39% that had the effect of increasing interest expense by $1.4 million. Also contributing to the increase in interest expense was a 155 basis point increase in average rate of certificates of deposit, which increased from 2.38% for the three months ended March 31, 2023 to 3.93% for the three months ended March 31, 2024, and had the effect of increasing interest expense by $860,000. Also contributing to the increase in interest expense was a 90 basis point increase in the rate on average money market accounts which increased from 3.62% for the three months ended March 31, 2023 to 4.52% for the three months ended March 31, 2024 and had the effect of increasing interest expense by $491,000. Partially offsetting the increase in interest expense for the three months ended March 31, 2024 was a $1.3 million, or 100.0%, decrease in the interest on Federal Home Loan Bank short-term borrowings. The average interest rate spread decreased from 2.30% for the three months ended March 31, 2023 to 2.06% for the three months ended March 31, 2024 while the net interest margin increased from 2.90% for the three months ended March 31, 2023 to 2.96% for the three months ended March 31, 2024.

The $1.2 million, or 11.1%, increase in interest income was primarily due to a 115 basis point increase in the yield on average loans receivable, net of allowance for credit losses, including loans held for sale, which increased from 5.67% for the three months ended March 31, 2023 to 6.82% for the three months ended March 31, 2024, and had the effect of increasing interest income $1.9 million. Also contributing to the increase in interest income was a $61.9 million increase in the balance of due from banks – interest earning, which increased from $5.8 million at March 31, 2023 to $67.7 million at March 31, 2024, and had the effect of increasing interest income $598,000. These increases were partially offset by a decrease in the average balance of loans receivable, net, which decreased $95.9 million from $754.3 million at March 31, 2023 to $658.4 million at March 31, 2024 and had the effect of decreasing interest income $1.4 million.

         The $744,000, or 189.8%, increase in the provision for credit losses for the three months ended March 31, 2024 over the three months ended March 31, 2023 was due to an increase in the amount of non-performing loans. There was one individually evaluated loan which increased the provision for credit losses by $14,000.

         The $2.0 million, or 195.1%, increase in non-interest income for the three months ended March 31, 2024 over the comparable period in 2023 was primarily attributable to a $1.4 million gain on sale of Oakmont Capital Holdings, LLC, a $544,000, or 139.1%, increase in net gain on sale of loans, a $129,000, or 131.6%, increase in other fees and service charges, a $69,000, or 50.4%, increase in mortgage banking, equipment lending, and title abstract fees, and a $16,000, or 11.8%, increase in insurance commissions. These increases were partially offset by a $141,000 or 98.6%, decrease in net loan servicing income, a $22,000, or 44.0%, decrease in gain on sale of SBA loans, and a $20,000, or 83.3%, decrease in real estate sales commissions, net.

         The $183,000, or 3.5%, decrease in non-interest expense for the three months ended March 31, 2024 over the comparable period in 2023 was primarily due to a $107,000, or 18.0%, decrease in other expense, a $92,000, or 26.9%, decrease in occupancy and equipment expense, a $59,000, or 25.4%, decrease in FDIC deposit insurance assessment, a $54,000, or 51.4%, decrease in director’s fees and expenses, and a $7,000, or 4.7%, decrease in professional fees. The decrease in non-interest expense was partially offset by an $87,000, or 2.4%, increase in salaries and employee benefits expense, and a $46,000, or 21.2%, increase in data processing expense.

The provision for income tax increased $399,000, or 159.0%, from $251,000 for the three months ended March 31, 2023 to $650,000 for the three months ended March 31, 2024 due primarily to an increase in pre-tax income and an increase in the effective tax rate which was driven by the increase in state taxes related to subsidiary activity in various states.

The Company’s total assets at March 31, 2024 were $775.5 million, an increase of $41.4 million, or 5.6%, from $734.1 million at December 31, 2023. This increase in total assets was primarily due to an $88.3 million, or 152.3%, increase in cash and cash equivalents and a $729,000, or 20.8%, increase in accrued interest receivable. Partially offsetting this increase was a $29.4 million, or 80.7%, decrease in loans held for sale, a $17.1 million, or 2.8%, decrease in loans receivable, net of allowance for credit losses, a $283,000, or 19.2%, decrease in investment in Federal Home Loan Bank stock, at cost, a $1.0 million, or 52.3%, decrease in investment in interest-earning time deposits, and a $140,000, or 6.0%, decrease in investment securities available for sale. The largest decreases within the loan portfolio occurred in commercial business loans which decreased $3.8 million, or 2.9%, one-to-four family non-owner occupied loans which decreased $1.0 million, or 2.6%, and construction loans which decreased $653,000, or 1.8%. Partially offsetting these decreases were commercial real estate loans which increased $2.8 million, or 0.8%, one-to-four family owner occupied loans which increased $1.4 million, or 6.0%, and home equity loans which increased $4,000, or 0.1%. Contributing to the $88.3 million increase in cash and cash equivalents were the proceeds from the sale of loans held for sale and the increase in deposits.

Loans held for sale decreased $29.4 million, or 80.7%, from $36.4 million at December 31, 2023 to $7.1 million at March 31, 2024 as the Bank originated $51.6 million in equipment loans held for sale and sold $71.6 million of equipment loans during the three months ended March 31, 2024. Contributing to the decrease in loans held for sale is $8.5 million of loan amortization and prepayments. On March 29, 2024, the Bank transferred $4.4 million of equipment loans held for sale into loans receivable as part of the discontinued operations of OCH. Additionally, the Bank’s mortgage banking subsidiary, Quaint Oak Mortgage, LLC, originated $25.8 million of one-to-four family residential loans during the three months ended March 31, 2024 and sold $22.3 million of loans in the secondary market during this same period.

Total deposits increased $41.7 million, or 6.6%, to $673.4 million at March 31, 2024 from $631.7 million at December 31, 2023. This increase in deposits was primarily attributable to an increase of $20.6 million, or 18.2%, in non-interest bearing checking accounts, an increase of $14.1 million, or 13.6%, in interest bearing checking accounts, and an increase of $9.5 million, or 4.4%, in certificates of deposit. The increase in total deposits was partially offset by a $1.2 million, or 1.2%, decrease in money market accounts, and a $118,000, or 14.1%, decrease in savings accounts. The increase in interest bearing checking accounts was primarily due to correspondent banking relationships.

Total Federal Home Loan Bank (FHLB) borrowings decreased $6.1 million, or 20.9%, to $23.0 million at March 31, 2024 from $29.0 million at December 31, 2023. During the three months ended March 31, 2024, the Company paid down $6.1 million of FHLB long-term borrowings.

          Total stockholders’ equity increased $1.7 million, or 3.4%, to $50.1 million at March 31, 2024 from $44.8 million at December 31, 2023. Contributing to the increase was net income for the three months ended March 31, 2024 of $873,000, shares issued from authorized and unallocated of $1.0 million, amortization of stock awards and options under our stock compensation plans of $60,000, the reissuance of treasury stock under the Bank’s 401(k) Plan of $24,000, and other comprehensive income, net of $6,000. The increase in stockholders’ equity was partially offset by dividends paid of $312,000.

Non-performing loans at March 31, 2024 consisted of three equipment loans and one pool of equipment loans on non-accrual status in the aggregate amount of $4.4 million and one one-to-four family owner occupied loan, one swing loan, two commercial business loans, and one SBA loan that are 90 days or more past due but still accruing in the amount of $3.3 million. The non-performing loans at March 31, 2024 are generally well-collateralized or adequately reserved for. During the three months ended March 31, 2024, two commercial business loans totaling $338,000 that were previously non-accrual were charged-off through the allowance for credit losses. The allowance for credit losses as a percent of total loans receivable, net of allowance for credit losses was 1.23% at March 31, 2024 and 1.11% at December 31, 2023. Non-performing loans at December 31, 2023 consisted of one SBA loan on non-accrual status in the amount of $51,000 and one one-to-four family owner occupied loan that was 90 days or more past due but still accruing in the amount of $401,000. The non-performing loans at December 31, 2023 were generally well-collateralized or adequately reserved for. During the year ended December 31, 2023, two commercial business loans, one SBA loan, one multi-family residential loan, and two equipment loans totaling $272,000 that were previously on non-accrual were charged-off through the allowance for credit losses. In addition, there was one commercial business loan in the amount of $652,000 that was written down by $603,000.

          Quaint Oak Bancorp, Inc., a Financial Services Company, is the parent company for the Quaint Oak Family of Companies. Quaint Oak Bank, a Pennsylvania-chartered stock savings bank and wholly-owned subsidiary of the Company, is headquartered in Southampton, Pennsylvania and conducts business through three regional offices located in the Delaware Valley, Lehigh Valley and Philadelphia markets. Quaint Oak Bank’s subsidiary companies include Quaint Oak Abstract, LLC, Quaint Oak Insurance Agency, LLC, Quaint Oak Mortgage, LLC, and Oakmont Commercial, LLC, a specialty commercial real estate financing company. All companies are multi-state operations.

Statements contained in this news release which are not historical facts may be forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to risks and uncertainties which could cause actual results to differ materially from those currently anticipated due to a number of factors. Factors which could result in material variations include, but are not limited to, changes in interest rates which could affect net interest margins and net interest income, competitive factors which could affect net interest income and noninterest income, changes in demand for loans, deposits and other financial services in the Company's market area; changes in asset quality, general economic conditions as well as other factors discussed in documents filed by the Company with the Securities and Exchange Commission from time to time. The Company undertakes no obligation to update these forward-looking statements to reflect events or circumstances that occur after the date on which such statements were made.

In addition to factors previously disclosed in the reports filed by the Company with the Securities and Exchange Commission and those identified elsewhere in this press release, the following factors, among others, could cause actual results to differ materially from forward-looking statements or historical performance: the strength of the United States economy in general and the strength of the local economies in which the Company conducts its operations; general economic conditions; legislative and regulatory changes; monetary and fiscal policies of the federal government; changes in tax policies, rates and regulations of federal, state and local tax authorities including the effects of the Tax Reform Act; changes in interest rates, deposit flows, the cost of funds, demand for loan products and the demand for financial services, competition, changes in the quality or composition of the Company’s loan, investment and mortgage-backed securities portfolios; geographic concentration of the Company’s business; fluctuations in real estate values; the adequacy of loan loss reserves; the risk that goodwill and intangibles recorded in the Company’s financial statements will become impaired; changes in accounting principles, policies or guidelines and other economic, competitive, governmental and technological factors affecting the Company’s operations, markets, products, services and fees.

QUAINT OAK BANCORP, INC.
Consolidated Balance Sheets
(In Thousands)

	At March 31,	At December 31,
	2024	2023
	(Unaudited)	(Unaudited)
Assets
Cash and cash equivalents	$146,321	$58,006
Investment in interest-earning time deposits	912	1,912
Investment securities available for sale at fair value	2,201	2,341
Loans held for sale	7,052	36,448
Loans receivable, net of allowance for credit losses (2024: $7,504; 2023: $6,758)	600,578	617,701
Accrued interest receivable	4,231	3,502
Investment in Federal Home Loan Bank stock, at cost	1,191	1,474
Bank-owned life insurance	4,357	4,329
Premises and equipment, net	2,861	2,656
Goodwill	515	515
Other intangible, net of accumulated amortization	113	125
Prepaid expenses and other assets	5,172	5,134
Total Assets	$775,504	$734,143
Liabilities and Stockholders’ Equity
Liabilities
Deposits
Non-interest bearing	$112,791	$92,215
Interest-bearing	560,583	539,484
Total deposits	673,374	631,699
Federal Home Loan Bank long-term borrowings	22,955	29,022
Subordinated debt	22,000	21,957
Accrued interest payable	627	541
Advances from borrowers for taxes and insurance	3,161	3,730
Accrued expenses and other liabilities	3,243	2,438
Total Liabilities	725,360	689,387
Total Quaint Oak Bancorp, Inc. Stockholder's Equity	50,144	44,756
Total Liabilities and Stockholders' Equity	$775,504	$734,143

At December 31,
2023
(Unaudited)
Assets from Discontinued Operations
Cash and cash equivalents	$4,121
Loans held for sale	23,932
Premises and equipment, net	277
Goodwill	2,058
Prepaid expenses and other assets	3,939
Total Assets from Discontinued Operations	$34,327

Liabilities and Stockholders’ Equity from Discontinued Operations
Liabilities from Discontinued Operations
Other short-term borrowings	$19,901
Accrued interest payable	565
Accrued expenses and other liabilities	7,052
Total Liabilities from Discontinued Operations	27,158
Total Stockholders’ Equity from Discontinued Operations	6,809
Total Liabilities and Stockholders' Equity from Discontinued Operations	$34,327

QUAINT OAK BANCORP, INC.

Consolidated Statements of Income

(In Thousands, except share data)

	For the Three
	Months Ended
	March 31,
	2024	2023
	(Unaudited)
Interest and Dividend Income
Interest on loans, including fees	$11,232	$10,685
Interest and dividends on time deposits, investment securities, interest-
bearing deposits with others, and Federal Home Loan Bank stock	890	224
Total Interest and Dividend Income	12,122	10,909
Interest Expense
Interest on deposits	5,986	3,510
Interest on Federal Home Loan Bank short-term borrowings	-	1,300
Interest on Federal Home Loan Bank long-term borrowings	242	277
Interest on Federal Reserve Bank short-term borrowings	-	10
Interest on subordinated debt	484	216
Total Interest Expense	6,712	5,313
Net Interest Income	5,410	5,596
Provision for Credit Losses - Loans	1,084	211
Provision for Credit Losses - Unfunded Commitments	52	181
Net Interest Income after Provision for Credit Losses	4,274	5,204

Non-Interest Income
Mortgage banking, equipment lending and title abstract fees	206	137
Real estate sales commissions, net	4	24
Insurance commissions	152	136
Other fees and services charges	227	98
Net loan servicing income	2	143
Income from bank-owned life insurance	28	24
Gain on sale of Oakmont Capital Holdings, LLC	1,378	-
Net gain on sale of loans	935	391
Gain on the sale of SBA loans	28	50
Total Non-Interest Income	2,960	1,003

Non-Interest Expense
Salaries and employee benefits	3,663	3,576
Directors' fees and expenses	51	105
Occupancy and equipment	250	342
Data processing	263	217
Professional fees	141	148
FDIC deposit insurance assessment	173	232
Advertising	86	83
Amortization of other intangible	12	12
Other	486	593
Total Non-Interest Expense	5,125	5,308
Income from continuing operations before income taxes	$2,109	$899
Income Taxes	650	251
Net Income from continuing operations	$1,459	$648
Loss from discontinued operations	$(814)	$(118)
Income tax benefit from discontinued operations	(228)	(33)
Net loss from discontinued operations	(586)	(85)
Net Income	$873	$563

	Three Months Ended March 31,
	2024	2023
	(Unaudited)
Per Common Share Data:
Earnings per share from continuing operations – basic	$0.60	$0.30
Earnings per share from discontinued operations – basic	$(0.24)	$(0.04)
Earnings per share, net – basic	$0.36	$0.26
Average shares outstanding – basic	2,450,814	2,182,597
Earnings per share from continuing operations – diluted	$0.60	$0.29
Earnings per share from discontinued operations – diluted	$(0.24)	$(0.04)
Earnings per share, net – diluted	$0.36	$0.25
Average shares outstanding - diluted	2,450,814	2,272,530
Book value per share, end of period	$20.84	$20.66
Shares outstanding, end of period	2,407,048	2,192,432

	Three Months Ended March 31,
	2024	2023
Selected Operating Ratios:	(Unaudited)
Average yield on interest-earning assets	6.63%	5.65%
Average rate on interest-bearing liabilities	4.57%	3.35%
Average interest rate spread	2.06%	2.30%
Net interest margin	2.96%	2.90%
Average interest-earning assets to average interest-bearing liabilities	124.57%	122.00%
Efficiency ratio	67.82%	72.55%

Asset Quality Ratios (1):

Non-performing loans as a percent of total loans receivable, net	1.28%	0.25%
Non-performing assets as a percent of total assets	1.00%	0.19%
Allowance for credit losses as a percent of non-performing loans	97.24%	485.70%
Allowance for credit losses as a percent of total loans receivable, net	1.23%	1.20%
Texas Ratio (2)	12.0%	2.73%

(1) Asset quality ratios are end of period ratios.

(2) Total non-performing assets divided by tangible common equity plus the allowance for credit losses.

Three Months Ended March 31, 2023
(Unaudited)
Selected Operating Ratios from Discontinued Operations:
Average yield on interest-earning assets	(0.12)%
Average rate on interest-bearing liabilities	0.07%
Average interest rate spread	(0.19)%
Net interest margin	(0.18)%
Average interest-earning assets to average interest-bearing liabilities	(0.31)%
Efficiency ratio	4.21%

Asset Quality Ratios from Discontinued Operations (1):

Non-performing loans as a percent of total loans receivable, net	0.00%
Non-performing assets as a percent of total assets	0.00%
Allowance for credit losses as a percent of non-performing loans	0.00%
Allowance for credit losses as a percent of total loans receivable, net	0.00%
Texas Ratio (2)	0.00%

(1) Asset quality ratios are end of period ratios.

(2) Total non-performing assets divided by tangible common equity plus the allowance for credit losses.

Contact:
Quaint Oak Bancorp, Inc. Robert T. Strong, President and Chief Executive Officer (215) 364-4059